Exhibit 10.2

CTI BIOPHARMA CORP.

AMENDMENT NO. 2 TO SEVERANCE AGREEMENT

This Amendment No. 2 to the Severance Agreement dated January 6, 2015 (this “Amendment”) is made by and between James Fong (“Employee”) and CTI BioPharma Corp., a Delaware corporation (the “Company” and together with Employee, the “Parties”) on the date set forth below.

WHEREAS, the Parties previously entered into a Severance Agreement effective January 6, 2015, as amended by the Amendment to Severance Agreement, dated as of March 1, 2022 (the “Severance Agreement”);

WHEREAS, the Company and Employee desire to amend certain provisions of the Severance Agreement, as set forth below.

NOW, THEREFORE, for good and valuable consideration, including, but not limited to, Employee’s continued employment with the Company, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree that the Severance Agreement is hereby amended as follows:

1.Amendment. Section 1.1(b) of the Severance Agreement is hereby amended and replaced in its entirety with the following:

Subject to the limitations of Sections 3 and 16 below, if the Employee’s employment with the Company terminates as a result of an Involuntary Termination and the Employee satisfies the Release requirement set forth in Section 1.2(a) below, the Employee shall be entitled to the following benefits:

(i) The Company shall pay the Employee (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, (i) an amount equal to one and one-half (1.5) the Employee’s base salary at the annualized rate in effect on the Severance Date (the “Salary Continuation”) and (ii) an amount equal to twelve (12) months of the COBRA premium applicable to the Employee (the “COBRA Payment”). Such amounts are referred to hereinafter as the “Severance Benefit.” Subject to Section 16(b), the Company shall pay the Salary Continuation to the Employee in substantially equal installments in accordance with the Company’s standard payroll practices over a period of eighteen (18) consecutive months, with the first such installment payable on (or within ten (10) days following) the sixtieth (60th) day following the Employee’s Separation from Service. In addition, Subject to Section 16(b), the Company shall pay the COBRA Payment to the Employee in a single lump sum payment to be paid on the first payment date specified in the preceding sentence.

(ii) Any stock options or equity or equity-related compensation or grants (to the extent outstanding and not otherwise vested as of the Severance Date) shall become fully exercisable and vested immediately prior to such termination (with the vesting of any grants that include performance-based vesting criteria to be determined as if all performance conditions under the award were met in full on the Severance Date). Except as provided in this Section 1.1(b)(ii), the effect of a termination of the Employee’s employment on the Employee’s equity-based awards (including any limited period to exercise any stock options) shall be determined under the terms of the applicable award agreement.

2. Full Force and Effect. To the extent not expressly amended hereby, the Severance Agreement shall remain in full force and effect.

3. Entire Agreement. This Amendment, the Severance Agreement (as amended herein), and any other documents, exhibits or schedules referenced in the Severance Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.

4. Governing Law. This Amendment will be governed by the laws of the State of Washington (with the exception of its conflict of laws provisions).

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IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date set forth below.

COMPANY:

CTI BIOPHARMA CORP.

By: /s/ David Kirske
Name: David Kirske
Title: Chief Financial Officer

Date: March 24, 2023

EMPLOYEE:

By: /s/ James Fong
James Fong

Date: March 24, 2023